As filed with the Securities and Exchange Commission on January 30, 2026.

Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEREX CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	34-1531521
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

301 Merritt 7, 4th Floor
Norwalk, Connecticut 06851
(203) 222-7170
(Address, including zip code, and telephone number,
including area code, of Registrants’ principal executive offices)

Amended and Restated REV Group, Inc. 2016 Omnibus Incentive Plan
(Full Title of the Plan)

Scott J. Posner, Esq.
Senior Vice President, Secretary
and General Counsel
Terex Corporation
301 Merritt 7, 4th Floor
Norwalk, Connecticut 06851
(203) 222-7170
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b -2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	Non-accelerated filer	Smaller Reporting Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Terex Corporation (“we”, “us”, the “Company” or the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) relating to the shares of the Company’s common stock, par value $0.01 per share (“Terex Common Stock”), that may be issued pursuant to awards outstanding under the Amended and Restated REV Group, Inc. (“REV”) 2016 Omnibus Incentive Plan (the “Plan”).

On October 29, 2025, the Company, REV, Tag Merger Sub 1 Inc. (“Merger Sub 1”) and Tag Merger Sub 2 LLC (“Merger Sub 2”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (i) Merger Sub 1 merged with and into REV (the “First Merger”), whereupon the separate existence of Merger Sub 1 ceased, and REV continued as the surviving corporation of the first merger and a direct wholly owned subsidiary of the Company and (ii) immediately after the first merger, REV merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of REV ceased, and Merger Sub 2 continued as the surviving entity of the Second Merger and a direct wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, the Company assumed all of the obligations of REV under the Plan and all awards thereunder.

Upon the Mergers becoming effective (the “Effective Time”), each restricted share award granted under the Plan outstanding immediately prior to the Effective Time (each, a “REV Restricted Share Award”), was automatically assumed and converted, at the Effective Time, into (i) an award of restricted shares of Terex Common Stock (a “Terex Restricted Share Award”), relating to a number of shares of Terex Common Stock equal to the product, rounded down to the nearest whole number of shares, of (A) a the number of shares of common stock, par value $0.001 per share, of REV (“REV Common Stock”) subject to the corresponding Rolex Restricted Share Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (as defined below), and (ii) an amount in restricted cash equal to the product of (A) the Cash Consideration (as defined below), multiplied by (B) the number of shares of REV Common Stock subject to the corresponding REV Restricted Share Award immediately prior to the Effective Time. The “Exchange Ratio” means the ratio of 0.9809 to 1, and the “Cash Consideration” means $8.71 in cash without interest.

Upon the Effective Time, each award of restricted stock units (“RSUs”) granted under the Plan outstanding immediately prior to the Effective Time (each, a “REV RSU Award”) was automatically assumed and converted, at the Effective Time, into (i) an award of RSUs relating to shares of Terex Common Stock (any such award, a “Terex RSU” and together with the Terex Restricted Share Awards, the “Terex Stock Awards”), relating to a number of shares of Terex Common Stock equal to the product, rounded down to the nearest whole number of shares, of (A) the number of shares of REV Common Stock subject to the corresponding REV RSU Award immediately prior to the Effective Time, multiplied by (B) the Award Exchange Ratio (as defined below), and (ii) an amount in restricted cash equal the amount of any dividend equivalents that were accrued, but unpaid, as of immediately prior to the Effective Time with respect to the corresponding REV RSU Award. “Award Exchange Ratio” means 1.1309 to 1, which is the sum of (i) the Exchange Ratio and (ii) the quotient of (a) the Cash Consideration, divided by (b) the average of the volume weighted averages of the trading prices of a share of Terex Common Stock on the New York Stock Exchange on each of the five consecutive trading days ending on (and including) the trading day that is two trading days prior to the Effective Time, rounded to the nearest cent.

This Registration Statement is being filed by the Company to register 915,862 shares of Terex Common Stock, which is equal to the of number of shares of Terex Common Stock subject to the Terex Stock Awards. Such shares of Terex Common Stock will be issued in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the New York Stock Exchange Listed Company Manual (“Rule 303A.08”). Pursuant to an exception under Rule 303A.08, shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be used (after appropriate adjustment of the number of shares to reflect the transaction) by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, provided that (i) the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (ii) such awards are not granted to individuals who were employed, immediately before the transaction, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to all participants in the “Plan” as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not filed with the Securities and Exchange Commission (the “SEC” or “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The SEC allows the Company to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information contained in those incorporated documents is considered part of this Registration Statement, and later information we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below that we have filed previously with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the Terex Common Stock offered hereby has been sold or which deregisters all of the Terex Common Stock offered hereby that remains unsold:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2024;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025;

(c)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025;

(d)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025;

(e)	Our Current Report on Form 8-K filed on January 17, 2025;

(f)	Our Current Report on Form 8-K filed on February 6, 2025;

(g)	Our Current Report on Form 8-K filed on February 7, 2025;

(h)	Our Current Report on Form 8-K filed on April 17, 2025;

(i)	Our Current Report on Form 8-K filed on May 2, 2025;

(j)	Our Current Report on Form 8-K filed on May 5, 2025;

(k)	Our Current Report on Form 8-K filed on May 16, 2025;

(l)	Our Current Report on Form 8-K filed on July 21, 2025;

(m)	Our Current Report on Form 8-K filed on July 31, 2025;

(n)	Our Current Report on Form 8-K filed on August 4, 2025;

(o)	Our Current Report on Form 8-K filed on August 14, 2025;

(p)	Our Current Report on Form 8-K filed on October 1, 2025;

(q)	Our Current Report on Form 8-K filed on October 21, 2025;

(r)	Our Current Report on Form 8-K filed on October 30, 2025;

(s)	Our Current Report on Form 8-K filed on October 30, 2025;

(t)	Our Current Report on Form 8-K filed on January 20, 2026;

(u)	Our Notice of Annual Meeting of Stockholders and Proxy Statement dated April 1, 2025; and

(v)
The description of Terex Common Stock contained in our Registration Statement on Form 8-A filed on February 22, 1991, as updated by Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 7, 2025, and as subsequently amended or updated.

You may request a copy of any of these filings, at no cost, by contacting us at the following address:

301 Merritt 7, 4th Floor
Norwalk, Connecticut 06851
Telephone (203) 222-7170

Any statement contained in a document that is incorporated, or deemed incorporated, by reference in this Registration Statement shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or incorporated by reference in this Registration Statement or in any other subsequently filed document that also is, or is deemed, incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any statement so modified or superseded shall not be a part of this Registration Statement, except as so modified or superseded.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Items 2.02 or 7.01 of Form 8-K (or any corresponding information or exhibits furnished under Item 9.01 to any such Form 8-K).

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Scott J. Posner, Esq., has rendered an opinion on the validity of the Terex Common Stock being registered under the Plan pursuant to this Registration Statement. Mr. Posner is a senior vice president, secretary and the general counsel of the Company. A copy of his opinion is attached as Exhibit 5.1 to this Registration Statement. Mr. Posner is paid a salary by the Company, is a participant in various employee benefit plans and incentive plans offered by it and holds shares of Terex Common Stock.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) and Article X of the Company’s Amended and Restated By-laws (“By-laws”) provide for the indemnification of the Company’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act.

Article X of the Company’s By-laws generally requires the Company to indemnify its officers and directors against all liabilities (including judgments, settlements, fines and penalties) and reasonable expenses incurred in connection with the investigation, defense, settlement or appeal of certain actions, whether instituted by a third party or a stockholder (either directly or indirectly) and including specifically, but without limitation, actions brought under the Securities Act and/or the Exchange Act; except that no such indemnification will be permitted if such director or officer was not successful in defending against any such action and it is determined that the director or officer breached or failed to perform his or her duties to the Company, and such breach or failure constitutes (i) a willful breach of his or her “duty of loyalty” (as defined therein), (ii) acts or omissions not in “good faith” (as defined therein) or involving intentional misconduct or a knowing violation of the law, (iii) a violation of Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) a transaction where such individual derived an improper direct personal financial profit (unless it is deemed that such profit is immaterial in light of all of the circumstances) (collectively, “Breach of Duty”). Notwithstanding the foregoing, subject to certain exceptions, the By-laws provide that directors or officers initiating an action are not entitled to indemnification.

The By-laws also establish certain procedures by which (i) a director or officer may request an advance on his or her reasonable expenses, prior to the final disposition of an action, (ii) the Company may withhold an indemnification payment from a director or officer, (iii) a director or officer may be entitled to partial indemnification, and (iv) a director or officer may challenge the Company’s denial to furnish him or her with requested indemnification. Additionally, the By-laws provide that the adverse termination of an action against an officer or director is not in and of itself sufficient to create a presumption that a director or officer engaged in conduct constituting a Breach of Duty.

Finally, the Company’s Restated Certificate of Incorporation, as amended, contains a provision that eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s “duty of loyalty” (as defined therein) to the Company or its stockholders, (ii) for acts or omissions not in “good faith” (as defined therein) or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating in general to the willful or negligent payment of an illegal dividend or the authorization of an unlawful stock repurchase or redemption, or (iv) for any transaction from which the director derived an improper personal profit to the extent of such profit. This provision of the Restated Certificate of Incorporation, as amended, offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from negligent (except as indicated above) and “grossly” negligent actions taken in the performance of their duty of care, including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his or her duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. Although the validity and scope of Section 145 of the DGCL (generally relating to indemnification of directors and others) has not been tested in court, the SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

The Company maintains a directors’ and officers’ insurance policy which insures the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Company.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

4.1	Restated Certificate of Incorporation of Terex Corporation (incorporated by reference to Exhibit 3.1 to the Form S-1 Registration Statement of Terex Corporation, Registration Number 33-52297).

b.
Certificate of Elimination with respect to the Series B Preferred Stock (incorporated by reference to Exhibit 4.3 to the Form 10-K for the year ended December 31, 1997 of Terex Corporation, Commission File No. 1-10702).

c.
Certificate of Amendment to Certificate of Incorporation of Terex Corporation dated June 5, 1998 (incorporated by reference to Exhibit 3.3 to the Form 10-K for the year ended December 31, 1998 of Terex Corporation, Commission File No. 1-10702).

d.
Certificate of Amendment to Certificate of Incorporation of Terex Corporation dated July 17, 2007 (incorporated by reference to Exhibit 3.1 to the Form 8-K, Commission File No. 1-10702, dated July 17, 2007 and filed with the Commission on July 17, 2007).

e.	Amended and Restated Bylaws of Terex Corporation (incorporated by reference Exhibit 3.1 to the Form 8-K, Commission File No. 1-10702, dated May 14, 2025 and filed with the Commission on May 16, 2025).

5.1*	Opinion of Scott J. Posner, Esq., as to the legality of the securities being registered.

10.1*	Amended and Restated REV Group, Inc. 2016 Omnibus Incentive Plan.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Scott J. Posner, Esq. (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Powers of Attorney of certain officers and directors of the Registrant (included on the signature page of this Registration Statement).

107*	Calculation of Registration Fee Table.

*	Filed herewith.

Item 9.	Undertakings

a.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Norwalk, State of Connecticut, on January 30, 2026.

TEREX CORPORATION

By:	/s/ Scott J. Posner
	Name:	Scott J. Posner
	Title:	Senior Vice President, Secretary and General Counsel

POWER OF ATTORNEY

We, the undersigned directors and officers of Terex Corporation (the “Company”), hereby severally constitute and appoint Simon A. Meester, Jennifer Kong-Picarello, and Scott J. Posner, and each of them singly, as our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith (the “Registration Statement”) and any and all subsequent amendments to the Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable the Company to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

NAME	TITLE	DATE

/s/ Simon A. Meester	President, Chief Executive Officer and Director	January 30, 2026
Simon A. Meester	(Principal Executive Officer)

/s/ Jennifer Kong-Picarello	Senior Vice President and Chief Financial Officer	January 30, 2026
Jennifer Kong-Picarello	(Principal Financial Officer)

/s/ Stephen A. Johnston	Vice President, Chief Accounting Officer and Controller	January 30, 2026
Stephen A. Johnston	(Principal Accounting Officer)

/s/ David A. Sachs	Non-Executive Chairman	January 30, 2026
David A. Sachs

/s/ Paula H. J. Cholmondeley	Director	January 30, 2026
Paula H. J. Cholmondeley

/s/ Donald DeFosset	Director	January 30, 2026
Donald DeFosset

/s/ Sandie O’Connor	Director	January 30, 2026
Sandie O’Connor

/s/ Srikanth Padmanabhan	Director	January 30, 2026
Srikanth Padmanabhan

/s/ Christopher Rossi	Director	January 30, 2026
Christopher Rossi

/s/ Andra Rush	Director	January 30, 2026
Andra Rush

/s/ Oluseun Salami	Director	January 30, 2026
Oluseun Salami